Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

www.gracinmarlow.com

November 17, 2017

The Board of Directors

Heat Biologics, Inc.

801 Capitola Drive

Durham, North Carolina 27713

Ladies and Gentlemen:

We have acted as counsel to Heat Biologics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 6,686,043 shares (including up to 872,093 shares subject to the underwriter’s over-allotment option) (the “Shares”) of common stock of the Company, par value $0.0002 per share (the “Common Stock”). The Shares are included in a Registration Statement on Form S-3 (File No. 333-221201) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on November 13, 2017, a base prospectus, dated November 13, 2017, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement, dated November 17, 2017, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement, dated November 17, 2017, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement, dated November 17, 2017, between the Company and Aegis Capital Corp., as representative of the several underwriters listed on Schedule 1 thereto (the “Underwriting Agreement”).

As counsel to the Company, we have examined and relied upon the Registration Statement, the Preliminary Prospectus and the Prospectus, and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Underwriting Agreement, will be legally issued, fully paid and non-assessable under the Delaware General Corporation Law. We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Preliminary Prospectus and the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Underwriting Agreement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is delivered solely in connection with the consummation of the transactions described herein, and may not be relied upon by you for any other purpose nor by any other person for any purpose.

Very truly yours,

/s/ Gracin & Marlow, LLP
Gracin & Marlow, LLP